Exhibit 99.1

News Release	For immediate release Page 1 of 7

Zix Corporation Announces Third Quarter 2003 Financial Results

ZixCorp’s new end-user orders and commitments to purchase total $3.7 million, up 37% from the second quarter of 2003 and more than 360% from the third quarter of 2002

DALLAS — Oct. 30, 2003 — Zix Corporation (ZixCorp™), (Nasdaq: ZIXI), a global provider of protection, management, and delivery solutions for electronic communications, today announced financial results for the third quarter ended Sept. 30, 2003. ZixCorp recorded a third quarter, 2003 net loss of $6.5 million, or $0.29 per share, an improvement of 26 percent compared to a net loss of $8.8 million, or $0.63 per share, for the corresponding quarter of 2002. Revenues were $2.2 million in the third quarter of 2003, an increase of 450 percent compared to $400 thousand in the third quarter of 2002. Cash and marketable securities balances as of Sept. 30, 2003 were $16.6 million.

“This third quarter represented a significant milestone in the growth of our business,” said John A. Ryan, chairman, president, and CEO of ZixCorp. “We achieved excellent progress across all parts of our business with new end-user orders and commitments to purchase totaling $3.7 million. That number is up 37 percent from the second quarter of 2003 and up more than 360 percent from the third quarter in 2002. End-user order backlog as of Sept. 30, 2003, has grown to approximately $8 million, which includes deferred revenues on the company’s consolidated balance sheet. In addition, we completed the acquisition of PocketScript in July and Elron Software early in September and we saw a cash infusion of almost $9 million predominately from warrant and option exercises. With these events now behind us, we anticipate the fourth quarter total of new end-user orders and commitments to purchase to range between $6.25 million and $7 million.

“With these acquisitions, we are now positioned with very strong offerings in three key areas — secure e-messaging, protection management (including anti-spam, anti-virus, and Web filtering), and care delivery (e-prescribing). The protection management market is already well established — IDC predicts there will be more than $800 million spent on email scanning and Web filtering solutions in 2004 and the market is expected to grow at 30 percent to 35 percent over the next few years. Both secure e-messaging and care delivery are emerging as high-growth markets. Up to now, we have established ZixCorp as a leader for secure messaging in healthcare by signing contracts with more than 160 customers in the past two years. With care delivery, we are at a unique time in the market when for the first time the benefits are well documented, the technology exists and can be implemented, and our PocketScript technology simply does a better job than the existing methods.”

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www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 2 of 7

Secure e-Messaging:

ZixCorp continues to experience a strong acceptance and market leadership position in the healthcare industry with a 60 percent market share in reference to deals that were available during the quarter. ZixCorp signed contracts with a number of large health organizations for secure e-messaging, including: Magellan Health Services, MemorialCare Medical Centers, John C. Lincoln Health Network, Hackensack University Medical Center, Christus Health, US Oncology, HealthGuard of Lancaster, Bryan LGH Medical Center, Children’s Specialized Hospital, and Atlantic Health System. Other important contracts that were signed in the quarter were; the US Department of Treasury’s Office of the Comptroller of the Currency, ConocoPhillips Company, and Liberty Bank.

Protection Management:

With its award-winning products, Message Inspector™ and Web Inspector™, ZixCorp is uniquely positioned as the only provider of secure e-messaging that can also provide content filtering, anti-spam, Web filtering and secure (encrypted) messaging on a fully hosted (outsourced) basis or on a co-sourced/on-premise basis.

“Now as we move forward, we are seeing significant opportunities to up-sell our existing ZixCorp customers with our new anti-spam and Web filtering solutions,” continued Ryan. “At the same time, we now have a solid customer base of over 4,600 customers of which 2,500 are currently under maintenance, to not only provide us a rich opportunity to sell secure messaging, but also to offer a great opportunity to sell both Message Inspector and Web Inspector to those customers who currently do not have both products. During the quarter we had significant wins in both the U.S. and Canadian government sector as well as customer wins with Robert Bosch Corporation and Owens-Illinois.”

Care Delivery:

As a result of its strong success and depth within the healthcare industry, ZixCorp has already begun to see a strong interest in the PocketScript e-prescribing solution with some of the leading payors in the country. In the third quarter, our first quarter since acquiring PocketScript, the Care Delivery Solutions group successfully signed business with BlueCross BlueShield of Massachusetts (BCBSMA) for slightly more than $500,000. In addition, subsequent to close of the quarter, BCBSMA has committed an additional $2 million, resulting in an aggregate commitment in excess of $2.5 million, for a total of 2,400 e-prescribing licenses.

“E-prescribing can be an effective tool to help reduce medical errors and decrease prescription costs,” said Daniel S. Nutkis, vice president of Care Delivery Solutions for ZixCorp. “We have seen much acknowledgement from the healthcare industry regarding the practicality, effectiveness, and benefits of e-prescribing and more specifically our solution.”

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www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 3 of 7

Financial Highlights for the Quarter:

Acquisitions: ZixCorp acquired substantially all the operating assets and businesses of PocketScript, LLC and Elron Software, Inc. on July 22, 2003 and Sept. 2, 2003, respectively, for a combined consideration of approximately $8.9 million which included the issuance of 2,072,305 shares of the company’s common stock valued at approximately $7.7 million and a convertible promissory note for $1 million, with scheduled installment payments beginning in September 2004. These acquisitions have created new asset categories on the balance sheet for intangible assets and goodwill totaling approximately $8.2 million at quarter-end.

Revenues: Revenues grew to $2.2 million in the current quarter, which included $584,000 representing the final revenues to be recognized from the previously disclosed terminated distribution agreements with Entrust, Inc. and AOS Technologies, Inc. End-user orders and commitments to purchase received during the third quarter, including those associated with PocketScript and Elron Software since the dates of their acquisition, total $3.7 million. The end-user order backlog as of Sept. 30, 2003, has grown to approximately $8.0 million, which includes deferred revenues on the company’s consolidated balance sheet.

Enhanced Financial Condition: On September 30, 2003, after the company’s common stock price closed above specified price targets for ten consecutive trading days, the company elected to convert the remaining $4,925,000 of its Series A and Series B convertible preferred stock and related accrued dividends into 1,270,585 shares of the company’s common stock at an average conversion price of $3.88 per share. This conversion eliminated the preferred stock dividend requirements, the associated liquidation preferences, and the potential for future redemption of the preferred stock for cash under certain circumstances. Additionally, during the quarter ZixCorp received $7,906,000 in cash and issued 1,303,996 shares of common stock resulting from stock option and warrant exercises by employees, former employees and private placement investors.

Cash Utilization: At quarter-end, the company’s cash and marketable securities totaled $16.6 million. Net cash used by continuing operations during the third quarter of 2003 was $4,697,000, which includes the operating deficits of PocketScript and Elron Software since their dates of acquisition, as compared to $4,456,000 in the second quarter of 2003 and $4,536,000 in the third quarter of 2002. The recent trend for a reduced level of additions to property and equipment has reversed in 2003, as expected, evidenced by purchases of property and equipment in 2003 totaling $1,659,000 (excluding $459,000 acquired from the two recent business acquisitions) as the company upgrades certain computer hardware in its data center and acquires computer equipment to satisfy customer orders for the company’s products and services, primarily ZixVPM™ and ZixWorks™.

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www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 4 of 7

About Zix Corporation

Zix Corporation (ZixCorp™) provides solutions worldwide that protect, manage, and deliver sensitive electronic information. By offering a comprehensive set of services, ZixCorp protects organizations from viruses and spam and provides the management tools needed for Web access control and policy-driven email encryption. ZixCorp also provides care delivery solutions for e-prescribing and e-consulting that enable physicians to leverage technology for better patient care. For more information, visit www.zixcorp.com.

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Media/Investor Contact: Whitney Gilliam, ZixCorp, (214) 515-7338, wgilliam@zixcorp.com

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s lack of significant revenues; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; the expected increase in competition of providers of protection, management, and delivery solutions for electronic communications; and the company’s ability to successfully and timely introduce new products and services that help companies protect, manage, and deliver electronic communications and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 5 of 7

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues	$2,219	$434	$3,872	$1,126
Cost of revenues	(1,934)	(2,024)	(5,548)	(7,432)
Research and development expenses	(1,539)	(1,381)	(3,962)	(4,977)
Selling, general and administrative expenses	(5,253)	(4,785)	(14,308)	(14,763)
Investment and other income	28	55	99	242
Interest expense	(5)	(1,762)	(5)	(1,762)
Realized gain on investment	—	—	530	—

Loss from continuing operations before income taxes	(6,484)	(9,463)	(19,322)	(27,566)
Income taxes	(22)	—	(70)	269

Loss from continuing operations	(6,506)	(9,463)	(19,392)	(27,297)
Discontinued operations	—	700	—	817

Net loss	$(6,506)	$(8,763)	$(19,392)	$(26,480)

Basic and diluted loss per common share:
Continuing operations	$(0.29)	$(0.67)	$(0.95)	$(1.69)
Discontinued operations	—	0.04	—	0.05

Net loss	$(0.29)	$(0.63)	$(0.95)	$(1.64)

Weighted average shares outstanding	23,975	18,136	21,911	17,793

www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 6 of 7

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Cash and marketable securities	$16,597	$14,832
Receivables	427	1,014
Other current assets	1,122	1,546
Property and equipment, net	3,536	3,608
Intangible assets, net	3,886	—
Goodwill	4,312	—

	$29,880	$21,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,153	$2,976
Deferred revenues	3,570	826
Convertible promissory note payable	1,000	—
Convertible preferred stock	—	5,653
Stockholders’ equity	21,157	11,545

	$29,880	$21,000

www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070

Zix Corporation Announces Third Quarter 2003 Financial Results	Page 7 of 7

ZIX CORPORATION
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended

	September 30,	September 30,
	2003	2002

Loss from continuing operations	$(19,392)	$(27,297)
Non-cash expenses	2,608	13,149
Changes in assets and liabilities, net	3,674	376
Discontinued operations	(35)	84

Net cash used by operating activities	(13,145)	(13,688)
Purchases of property and equipment, net	(1,659)	(443)
Purchases and sales of marketable securities, net	991	1,948
Partial recovery of investment in Maptuit Corporation	530	—
Cash acquired from acquisitions, net	950	—

Net cash provided by investing activities	812	1,505
Proceeds from exercise of common stock options and warrants	9,481	—
Proceeds from private placement of common stock and warrants	5,608	—
Proceeds from private placement of convertible notes payable and warrants	—	7,918
Proceeds from private placement of convertible preferred stock and warrants	—	7,906

Net cash provided by financing activities	15,089	15,824

Increase in cash and cash equivalents	2,756	3,641
Cash and cash equivalents, beginning of period	7,586	8,857

Cash and cash equivalents, end of period	$10,342	$12,498

www.zixcorp.com   2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070